EXHIBIT 5.1

[LETTERHEAD OF CAHILL GORDON & REINDEL LLP]

(212) 701-3000

September 9, 2005

Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Re:  Trans World Entertainment Corporation.

Ladies and Gentlemen:

We have acted as counsel to Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s 2005 Long Term Incentive and Share Award Plan (the “Plan”).

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based upon the foregoing, we advise you that in our opinion, the shares of Common Stock to be issued by the Company, when issued and paid for in the manner contemplated by the Plan, will be duly and validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP